                             PX Holding Corporation
                               35 East 62nd Street
                            New York, New York 10021

                                                                  March 30, 2005

Panavision Inc.
c/o Bobby Jenkins
6219 De Soto Avenue
Woodland Hills, CA 91367-2602

Gentlemen:

     PX Holding Corporation, a Delaware corporation ("PX Holding"), confirms to
Panavision Inc. ("Panavision") that, in the event that Panavision's 9 5/8%
Senior Subordinated Notes Due 2006 ("Senior Subordinated Notes") are not repaid, retired or refinanced prior to December 1, 2005, or the applicable provision of the Amended and Restated Credit Agreement is not amended such that Panavision's term loans do not become immediately due and payable, PX Holding is prepared, if necessary, to provide financial support sufficient to allow the repayment, retirement or refinancing of the Senior Subordinated Notes.

                                             Sincerely,

                                             PX HOLDING CORPORATION

                                             By: /s/ Howard Gittis
                                                 -------------------------------
                                             Name: Howard Gittis
                                             Title: Vice Chairman